Great Western Bancorp, Inc. Announces Fiscal Year 2017 First Quarter Financial Results
Highlights for the First Quarter of Fiscal Year 2017

•	First quarter net income increased 21.1% to $36.9 million, or $0.63 per diluted share, compared to $30.5 million, or $0.55 per diluted share, for the same quarter in fiscal year 2016

•	The efficiency ratio[1] of 45.1% was comparable to the same quarter in fiscal year 2016 and an improvement from 48.5% in the September 2016 quarter

•	Net interest margin and adjusted net interest margin[1] each decreased slightly compared to the September 2016 quarter primarily driven by a higher average balance of interest bearing bank deposits

•	Loan and deposit balances each grew in line with expectations compared to September 30, 2016

•	Key asset quality metrics, including classified loans, nonaccrual loans and OREO, remained relatively stable compared to September 30, 2016

Sioux Falls, SD - January 26, 2017 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $36.9 million, or $0.63 per diluted share, for the first quarter of fiscal year 2017, compared to net income of $30.5 million, or $0.55 per diluted share, for the same quarter of fiscal year 2016. Between the two periods, income before income taxes increased by $6.5 million, or 13.9%, as total revenue (non-FTE)1 and noninterest expenses grew by 19.0% and 18.8%, respectively, partially offset by higher provision for loan and lease losses. The effective tax rate of 30.3% for the quarter was driven lower primarily by the favorable resolution of an income tax payable with the Company's former parent.
"We are pleased with the way we have started fiscal year 2017," said Ken Karels, President and Chief Executive Officer. "We have reason to be optimistic about potential favorable developments to our operating environment, but first and foremost we remain committed to managing what we can control, namely credit risk and delivering an outstanding efficiency ratio."
Net Interest Income and Net Interest Margin2
Net interest income was $100.8 million for the first quarter of fiscal year 2017, an increase of $13.0 million, or 14.8%, compared to the same quarter in fiscal year 2016. The increase was primarily attributable to higher loan interest income driven by 18.4% growth in average loans outstanding between periods, including both organic growth and inorganic growth related to the 2016 acquisition of HF Financial Corp., partially offset by an 8 basis point decrease in the yield on loans.
Net interest margin was 3.89%, 3.92% and 3.98%, respectively, for the quarters ended December 31, 2016, September 30, 2016 and December 31, 2015. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.71%, 3.73% and 3.73%, respectively, for the same periods. Net interest margin and adjusted net interest margin1 were 9 basis points lower and 2 basis points lower, respectively, compared to the same quarter of fiscal year 2016. The decrease in net interest margin between the two periods was primarily driven by an 8 basis point decrease in the yield on total loans and a 3 basis point increase in the cost of deposits. A $1.2 million reduction in the current cost of interest rate swaps offset the decrease in yield on total loans, accounting for the smaller decrease in adjusted net interest margin1. On a sequential quarter basis, the impact to earning asset mix of a 45.0% increase in average interest bearing bank deposits was the primary driver of a 3 basis point reduction in net interest margin and a 2 basis point reduction in adjusted net interest margin1.
Balance Sheet
Total loans increased $96.5 million compared to September 30, 2016. Loan growth was impacted by a $63.5 million reduction to the fair value of the $1.08 billion segment of the loan portfolio carried at fair value resulting from changes in interest rates. Aside from this change, which was offset by the changes in the fair value of the related derivatives hedging the interest rate risk in this portfolio and which had no impact to net income, customer loan balances increased $159.9 million, or 1.8%. The majority of the loan growth during the quarter occurred within the commercial real estate ("CRE") segment of the loan portfolio.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this release.
2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.

Total deposits grew by $101.5 million, or 1.2%, during the quarter. Deposit growth was driven by $74.4 million of noninterest-bearing deposit growth and $27.1 million of interest-bearing deposit growth, which is net of continued outflows of time deposits.
Compared to the prior quarter-end, cash and cash equivalents decreased by $254.4 million, which was primarily utilized to fund a $160.0 million reduction in FHLB and other borrowings and a net increase of $54.2 million in investment securities.
Provision for Loan and Lease Losses and Asset Quality
Provision for loan and lease losses was $7.0 million for the quarter ended December 31, 2016, compared to $3.9 million in the same quarter of fiscal year 2016. Net charge-offs for the quarter were $4.9 million, or 0.22% of average total loans on an annualized basis. For the comparable period in fiscal year 2016, net charge-offs were negligible. The ratio of allowance for loan and lease losses ("ALLL") to total loans was 0.76% at December 31, 2016, an increase from 0.74% at September 30, 2016, due primarily to higher historical loss rates used in the ALLL estimate. The balance of the ALLL increased from $64.6 million to $66.8 million over the same period.
Included within total loans are approximately $1.08 billion of loans for which management has elected the fair value option. These loans are excluded from the ALLL process, but management has estimated that approximately $7.9 million of the fair value adjustment for these loans relates to credit risk, translating to an additional 0.09% of total loans. Finally, total purchase discount remaining on all acquired loans equates to 0.42% of total loans.
Key asset quality metrics have remained relatively stable compared to September 30, 2016. At December 31, 2016, loans graded "Watch" were $334.7 million, an increase of $7.1 million, or 2.2%, compared to September 30, 2016, and an increase of $36.1 million, or 12.1%, compared to December 31, 2015. Loans graded "Substandard" were $249.5 million, an increase of $7.9 million, or 3.3%, compared to September 30, 2016, and an increase of $19.6 million, or 8.5%, compared to December 31, 2015.
Nonaccrual loans were $124.2 million as of December 31, 2016, with $3.9 million of the balance covered by FDIC loss-sharing arrangements. Total nonaccrual loans decreased by $2.2 million during the quarter and increased by $69.8 million compared to same quarter in fiscal year 2016. The year-over-year increase was primarily driven by the deterioration of a small number of lending relationships during the June 2016 quarter. Total OREO balances were $8.1 million as of December 31, 2016, a decrease of $2.2 million, or 21.3%, compared to prior quarter and a decrease of $7.4 million, or 47.8%, compared to December 31, 2015.
The Company remains focused on proactively managing credit risk, especially in the Agriculture segment of the portfolio in light of commodity prices and recent lower overall profitability in the industry.  In the grain sub-segment, annual renewals have been completed on many customers who have shown signs of financial stress. Management believes that accelerating maturity dates and the annual renewal process will support sound underwriting decisions for 2017 operating lines of credit, including discontinuing relationships with less successful borrowers. Some negative risk rating migration is expected, but substantial credit losses in excess of current ALLL levels are not expected. Meanwhile, beef and milk prices have each rallied since early-October lows, leading to improving near-term profitability outlooks for many producers in those industries.
Total credit-related charges increased compared to the previous quarter and the same quarter in fiscal year 2016. A summary of total credit-related charges incurred during the current, prior and comparable quarters is presented below:

GREAT WESTERN BANCORP, INC.
Summary of Credit-Related Charges (Unaudited)

		For the three months ended:
Item	Included within F/S Line Item(s):	December 31, 2016	September 30, 2016	December 31, 2015
		(dollars in thousands)
Provision for loan and lease losses	Provision for loan and lease losses	$7,049	$5,063	$3,889
Net OREO charges	Net loss (recovery) on repossessed property and other related expenses	658	784	(110)
(Recovery) reversal of interest income on nonaccrual loans	Interest income on loans	(74)	113	(140)
Loan fair value adjustment related to credit	Net increase (decrease) in fair value of loans at fair value	539	(678)	(189)
Total		$8,172	$5,282	$3,450

Noninterest Income
Noninterest income was $13.9 million for the first quarter ended December 31, 2016, an increase of $5.3 million, or 60.9%, compared to the first quarter of fiscal year 2016. The increase was primarily driven by a $1.6 million, or 15.5%, increase in service charges and other fees and a $1.4 million increase in mortgage banking income. Wealth management income also increased by $0.6 million, or 39.8%. Management estimates that the impact of recording higher debit card interchange income (i.e., "Durbin Amendment") was $2.4 million for the quarter. The higher allowable interchange rates are effective through June 30, 2017. This amount is included within service charges and other fees and was partially offset by a $0.7 million reduction in net overdraft and non-sufficient funds income.
Also included within noninterest income are the changes in fair value of certain loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. On a net basis, these two components of noninterest income accounted for an increase of $0.5 million compared to the same quarter of fiscal year 2016, comprised of a $1.2 million reduction in the current cost of interest rate swaps driven by changes in the interest rate environment and a $0.7 million unfavorable change to the loan fair value adjustment related to credit.
Noninterest Expense
Total noninterest expense was $52.5 million for the first fiscal quarter ended December 31, 2016, an increase of $8.3 million, or 18.8%, compared to the same quarter in fiscal year 2016. The increase was primarily driven by an increase in salaries and employee benefits of $6.3 million and an increase in the net loss on repossessed property and other related expenses (i.e., OREO) of $0.8 million. The increase in salaries and employee benefits was primarily driven by a 13% increase in full-time equivalent employees mostly related to the acquisition completed in 2016, higher incentive compensation due in large part to increases in wealth management and mortgage revenue and higher health insurance costs. The Company also incurred $0.7 million of trailing one-time acquisition costs which management excludes from adjusted net income1.
The efficiency ratio1 was 45.1% for the quarter, equal to the same quarter of fiscal year 2016 and down from 48.5% in the September 2016 quarter. The sequential decrease was primarily driven by an 8.4% decrease in noninterest expenses between the two periods, which included reductions in professional fees and acquisition expenses.
Provision for Income Taxes
The provision for income taxes for the first fiscal quarter ended December 31, 2016 was $16.1 million, reflecting an effective tax rate of 30.3% of income before income taxes. This compares to an effective tax rate of 34.5% for the first quarter of fiscal year 2016. The lower effective tax rate for the quarter was primarily driven by the favorable resolution of a $1.6 million income tax payable with the Company's former parent company.
Capital
Tier 1 and total capital ratios were 11.2% and 12.3%, respectively, as of December 31, 2016, compared to 11.1% and 12.2%, respectively, as of September 30, 2016. The common equity tier 1 capital ratio was 10.4% as of December 31, 2016 and 10.2% as of September 30, 2016. The tier 1 leverage ratio was 9.7% as of December 31, 2016 and 9.5% as of September 30, 2016. All regulatory capital ratios remain above regulatory minimums to be considered "well capitalized."
On January 26, 2017, the Company’s board of directors declared a dividend of $0.17 per common share payable on February 21, 2017 to stockholders of record as of close of business on February 10, 2017. The aggregate dividend payment will be approximately $10.0 million.
Business Outlook
"We were once again pleased with our overall result for the quarter and believe we are doing the right things to position GWB for continued growth and profitability," added Karels. "While many of our grain producing customers had better than expected growing seasons and financial outcomes in 2016, we know there continues to be strain across the agriculture sector and expect that we will see volatility across our agriculture loan portfolio for the next year or two as borrowers work through the effects of lower commodity prices. We remain committed to agriculture lending and will also focus on growing other parts of our portfolio to ensure we remain balanced and within our risk appetite."

Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the first quarter of fiscal year 2017 on Thursday, January 26, 2017 at 7:30 AM (CT). The call can be accessed by dialing (855) 238-8837 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 542-4114. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on February 9, 2017. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID 10098510. International callers should dial (412) 317-0088 and enter the same conference ID number.
Annual Stockholder Meeting
The Company's Board of Directors has set the Great Western Bancorp, Inc. Annual Stockholder Meeting for Monday, February 27, 2017. The meeting will commence at 9:00 AM Mountain Standard Time at the Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, 7500 East Doubletree Ranch Road, Scottsdale, Arizona. The record date for determination of stockholders entitled to notice of, and to vote at, the Annual Stockholder Meeting is January 6, 2017.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western Bancorp, Inc.’s expectations, beliefs, plans, strategies, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western Bancorp, Inc.’s expected performance and strategy, the outlook for its agricultural lending segment and the interest rate environment are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties, including those related to the integration of the recently-completed acquisition of HF Financial Corp., that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western Bancorp, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016, and all risk factors associated with the recently completed acquisition of HF Financial Corp. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western Bancorp, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)

	At or for the three months ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands, except share and per share amounts)
Operating Data:
Interest and dividend income (FTE)	$110,548	$109,730	$102,094	$96,098	$95,310
Interest expense	9,764	9,491	8,537	7,969	7,527
Noninterest income	13,907	15,798	9,097	8,999	8,644
Noninterest expense	52,537	57,342	61,222	44,855	44,220
Provision for loan and lease losses	7,049	5,063	5,372	2,631	3,889
Net income	36,903	33,758	26,360	30,674	30,461
Adjusted net income [1]	$37,343	$35,458	$33,911	$31,152	$30,461
Common shares outstanding	58,755,989	58,693,304	58,693,499	55,245,177	55,244,569
Weighted average diluted common shares outstanding	58,991,905	58,938,367	57,176,705	55,408,876	55,393,452
Earnings per common share - diluted	$0.63	$0.57	$0.46	$0.55	$0.55
Adjusted earnings per common share - diluted [1]	$0.63	$0.60	$0.59	$0.56	$0.55

Performance Ratios:
Net interest margin (FTE) [2]	3.89%	3.92%	3.95%	3.99%	3.98%
Adjusted net interest margin (FTE) 1 2	3.71%	3.73%	3.74%	3.75%	3.73%
Return on average total assets [2]	1.28%	1.19%	1.00%	1.24%	1.23%
Return on average common equity [2]	8.8%	8.2%	6.8%	8.3%	8.3%
Return on average tangible common equity 1 2	16.3%	15.3%	12.9%	16.0%	16.2%
Efficiency ratio [1]	45.1%	48.5%	58.8%	45.5%	45.1%

Capital:
Tier 1 capital ratio	11.2%	11.1%	10.9%	11.1%	10.9%
Total capital ratio	12.3%	12.2%	12.0%	12.4%	12.2%
Tier 1 leverage ratio	9.7%	9.5%	10.0%	9.5%	9.4%
Common equity tier 1 ratio	10.4%	10.2%	10.0%	10.4%	10.2%
Tangible common equity / tangible assets [1]	8.7%	8.5%	8.3%	8.7%	8.3%
Book value per share - GAAP	$28.57	$28.34	$27.95	$27.32	$26.71
Tangible book value per share [1]	$15.81	$15.55	$15.15	$14.58	$13.96

Asset Quality:
Nonaccrual loans	$124,178	$126,395	$108,207	$54,988	$54,351
OREO	$8,093	$10,282	$11,701	$12,204	$15,503
Nonaccrual loans / total loans	1.41%	1.46%	1.26%	0.73%	0.72%
Net charge-offs (recoveries)	$4,924	$4,654	$3,046	$1,852	$(39)
Net charge-offs (recoveries) / average total loans [2]	0.22%	0.21%	0.15%	0.10%	—%
Allowance for loan and lease losses / total loans	0.76%	0.74%	0.75%	0.82%	0.81%
Watch-rated loans	$334,673	$327,608	$395,893	$333,597	$298,620

[1] This is a non-GAAP financial measure management believes is helpful to interpreting our financial results. See the tables at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)

	At or for the three months ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands)
Interest and dividend income
Loans	$101,683	$101,307	$93,749	$88,192	$87,197
Taxable securities	5,878	5,649	5,826	5,787	5,987
Nontaxable securities	199	145	61	12	12
Dividends on securities	300	369	396	222	213
Federal funds sold and other	346	248	157	94	75
Total interest and dividend income	108,406	107,718	100,189	94,307	93,484
Interest expense
Deposits	7,290	6,968	6,451	6,029	5,665
Securities sold under agreements to repurchase	115	125	124	132	139
FHLB advances and other borrowings	1,271	1,323	986	929	916
Subordinated debentures and subordinated notes payable	1,088	1,075	976	879	807
Total interest expense	9,764	9,491	8,537	7,969	7,527
Net interest income	98,642	98,227	91,652	86,338	85,957
Provision for loan and lease losses	7,049	5,063	5,372	2,631	3,889
Net interest income after provision for loan and lease losses	91,593	93,164	86,280	83,707	82,068
Noninterest income
Service charges and other fees	12,086	13,111	12,316	10,316	10,467
Wealth management fees	2,254	2,196	1,807	1,668	1,612
Mortgage banking income, net	2,662	3,119	1,669	1,204	1,270
Net gain (loss) on sale of securities	—	356	134	24	(354)
Net increase (decrease) in fair value of loans at fair value	(64,001)	(8,939)	14,198	35,955	(14,901)
Net realized and unrealized gain (loss) on derivatives	58,976	4,721	(21,925)	(40,893)	9,439
Other	1,930	1,234	898	725	1,111
Total noninterest income	13,907	15,798	9,097	8,999	8,644
Noninterest expense
Salaries and employee benefits	31,634	30,638	28,352	24,769	25,296
Data processing	5,677	5,896	5,625	4,950	5,246
Occupancy expenses	4,024	4,323	4,002	3,843	3,591
Professional fees	2,835	4,485	3,327	2,652	3,108
Communication expenses	1,040	1,072	788	928	934
Advertising	975	1,252	1,047	1,048	920
Equipment expenses	798	1,001	959	931	904
Net loss (gain) on repossessed property and other related expenses	658	784	379	210	(110)
Amortization of core deposits and other intangibles	839	1,024	822	708	709
Acquisition expenses	710	2,742	12,179	771	—
Other	3,347	4,125	3,742	4,045	3,622
Total noninterest expense	52,537	57,342	61,222	44,855	44,220
Income before income taxes	52,963	51,620	34,155	47,851	46,492
Provision for income taxes	16,060	17,862	7,795	17,177	16,031
Net income	$36,903	$33,758	$26,360	$30,674	$30,461

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)

	As of
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands)
Assets
Cash and cash equivalents	$270,168	$524,611	$475,785	$174,401	$212,710
Securities	1,371,558	1,317,386	1,361,164	1,328,685	1,317,605
Total loans	8,779,107	8,682,644	8,606,974	7,557,788	7,530,660
Allowance for loan and lease losses	(66,767)	(64,642)	(64,243)	(61,917)	(61,128)
Loans, net	8,712,340	8,618,002	8,542,731	7,495,871	7,469,532
Goodwill and other intangible assets	749,916	750,755	751,217	703,508	704,217
Other assets	318,635	320,426	322,325	239,830	253,151
Total assets	$11,422,617	$11,531,180	$11,453,222	$9,942,295	$9,957,215

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,954,881	$1,880,512	$1,802,169	$1,503,981	$1,506,868
Interest-bearing deposits	6,751,366	6,724,278	6,678,040	6,208,748	6,155,750
Total deposits	8,706,247	8,604,790	8,480,209	7,712,729	7,662,618
Securities sold under agreements to repurchase	142,741	141,688	159,016	146,273	187,871
FHLB advances and other borrowings	711,029	871,037	913,377	370,000	451,000
Other liabilities	183,962	250,274	260,109	204,091	180,210
Total liabilities	9,743,979	9,867,789	9,812,711	8,433,093	8,481,699
Stockholders' equity	1,678,638	1,663,391	1,640,511	1,509,202	1,475,516
Total liabilities and stockholders' equity	$11,422,617	$11,531,180	$11,453,222	$9,942,295	$9,957,215

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)

	As of		Fiscal year-to-date:
	December 31, 2016	September 30, 2016	Change ($)	Change (%)
	(dollars in thousands)
Commercial non-real estate	$1,643,986	$1,673,166	$(29,180)	(1.7)%
Agriculture	2,206,263	2,168,937	37,326	1.7%
Construction and development	423,864	469,968	(46,104)	(9.8)%
Owner-occupied CRE	1,197,253	1,167,265	29,988	2.6%
Non-owner-occupied CRE	1,775,107	1,678,007	97,100	5.8%
Multifamily residential real estate	455,880	438,867	17,013	3.9%
Commercial real estate	3,852,104	3,754,107	97,997	2.6%
Residential real estate	1,008,325	1,020,958	(12,633)	(1.2)%
Consumer	71,795	76,273	(4,478)	(5.9)%
Other [1]	47,569	42,477	5,092	12.0%
Total unpaid principal balance	8,830,042	8,735,918	94,124	1.1%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(50,935)	(53,274)	2,339	4.4%
Total loans	$8,779,107	$8,682,644	$96,463	1.1%

[1] Other loans primarily include consumer and commercial credit cards, customer deposit account overdrafts, and lease receivables.

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)

	For the three months ended:
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest (FTE)	Yield / Cost [1]	Average Balance	Interest (FTE)	Yield / Cost [1]	Average Balance	Interest (FTE)	Yield / Cost [1]
	(dollars in thousands)
Assets
Interest bearing bank deposits	$266,704	$346	0.51%	$183,985	$248	0.54%	$101,034	$75	0.30%
Investment securities	1,377,459	6,377	1.84%	1,379,971	6,163	1.78%	1,366,356	6,212	1.81%
Non ASC 310-30 loans, net [2]	8,515,947	101,481	4.73%	8,477,214	101,070	4.74%	7,193,143	87,393	4.83%
ASC 310-30 loans, net	126,174	2,344	7.37%	132,573	2,249	6.75%	104,116	1,630	6.23%
Loans, net	8,642,121	103,825	4.77%	8,609,787	103,319	4.77%	7,297,259	89,023	4.85%
Total interest-earning assets	10,286,284	110,548	4.26%	10,173,743	109,730	4.29%	8,764,649	95,310	4.33%
Noninterest-earning assets	1,152,013			1,152,995			1,048,032
Total assets	$11,438,297	$110,548	3.83%	$11,326,738	$109,730	3.85%	$9,812,681	$95,310	3.86%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,792,060			$1,710,901			$1,390,952
NOW, money market and savings deposits	5,548,112	$5,129	0.37%	5,405,798	$4,709	0.35%	4,757,432	$3,372	0.28%
Time deposits	1,348,119	2,161	0.64%	1,402,427	2,259	0.64%	1,351,110	2,293	0.68%
Total deposits	8,688,291	7,290	0.33%	8,519,126	6,968	0.33%	7,499,494	5,665	0.30%
Securities sold under agreements to repurchase	136,405	115	0.33%	152,412	125	0.33%	177,063	139	0.31%
FHLB advances and other borrowings	716,953	1,271	0.70%	749,122	1,323	0.70%	481,762	916	0.76%
Subordinated debentures and subordinated notes payable	110,962	1,088	3.89%	111,840	1,075	3.82%	90,739	807	3.54%
Total borrowings	964,320	2,474	1.02%	1,013,374	2,523	0.99%	749,564	1,862	0.99%
Total interest-bearing liabilities	9,652,611	$9,764	0.40%	9,532,500	$9,491	0.39%	8,249,058	$7,527	0.36%
Noninterest-bearing liabilities	119,443			147,083			99,173
Stockholders' equity	1,666,243			1,647,155			1,464,450
Total liabilities and stockholders' equity	$11,438,297			$11,326,738			$9,812,681
Net interest spread			3.43%			3.46%			3.50%
Net interest income and net interest margin (FTE)		$100,784	3.89%		$100,239	3.92%		$87,783	3.98%
Less: Tax equivalent adjustment		2,142			2,012			1,826
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$98,642	3.80%		$98,227	3.84%		$85,957	3.90%

[1] Annualized for all partial-year periods.
[2] Interest income includes $1.4 million and negligible for the first quarter of fiscal year 2017 and 2016, respectively, resulting from accretion of purchase accounting discount associated with acquired loans.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
In particular, we evaluate our profitability and performance based on our adjusted net income, adjusted earnings per common share, tangible net income and return on average tangible common equity, each of which excludes the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by National Australia Bank Limited and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information based on our cash payments and receipts during the applicable period.
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on non ASC 310-30 loans and adjusted yield on non ASC 310-30 loans. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets and the ratio of our tangible common equity to common shares outstanding. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions. We also believe the ratio of our tangible common equity to common shares outstanding is helpful in understanding our stockholders’ relative ownership position as we undertake various actions to issue and retire common shares outstanding.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands except share and per share amounts)
Adjusted net income and adjusted earnings per common share:
Net income - GAAP	$36,903	$33,758	$26,360	$30,674	$30,461
Add: Acquisition expenses	710	2,742	12,179	771	—
Add: Tax effect at 38%	(270)	(1,042)	(4,628)	(293)	—
Adjusted net income	$37,343	$35,458	$33,911	$31,152	$30,461

Weighted average diluted common shares outstanding	58,991,905	58,938,367	57,176,705	55,408,876	55,393,452
Earnings per common share - diluted	$0.63	$0.57	$0.46	$0.55	$0.55
Adjusted earnings per common share - diluted	$0.63	$0.60	$0.59	$0.56	$0.55

Tangible net income and return on average tangible common equity:
Net income - GAAP	$36,903	$33,758	$26,360	$30,674	$30,461
Add: Amortization of intangible assets	839	1,024	822	708	709
Add: Tax on amortization of intangible assets	(163)	(220)	(220)	(220)	(220)
Tangible net income	$37,579	$34,562	$26,962	$31,162	$30,950

Average common equity	$1,666,243	$1,647,155	$1,567,372	$1,488,398	$1,464,450
Less: Average goodwill and other intangible assets	750,290	750,756	727,707	703,866	704,576
Average tangible common equity	$915,953	$896,399	$839,665	$784,532	$759,874
Return on average common equity *	8.8%	8.2%	6.8%	8.3%	8.3%
Return on average tangible common equity **	16.3%	15.3%	12.9%	16.0%	16.2%

* Calculated as net income - GAAP divided by average common equity. Annualized for partial-year periods.
** Calculated as tangible net income divided by average tangible common equity. Annualized for partial-year periods.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands except share and per share amounts)
Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income - GAAP	$98,642	$98,227	$91,652	$86,338	$85,957
Add: Tax equivalent adjustment	2,142	2,012	1,905	1,791	1,826
Net interest income (FTE)	100,784	100,239	93,557	88,129	87,783
Add: Current realized derivative gain (loss)	(4,486)	(4,895)	(5,005)	(5,175)	(5,652)
Adjusted net interest income (FTE)	$96,298	$95,344	$88,552	$82,954	$82,131

Average interest-earning assets	$10,286,284	$10,173,743	$9,528,576	$8,892,465	$8,764,649
Net interest margin (FTE) *	3.89%	3.92%	3.95%	3.99%	3.98%
Adjusted net interest margin (FTE) **	3.71%	3.73%	3.74%	3.75%	3.73%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for partial-year periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on non ASC 310-30 loans:
Interest income - GAAP	$99,339	$99,058	$91,829	$86,534	$85,567
Add: Tax equivalent adjustment	2,142	2,012	1,905	1,791	1,826
Interest income (FTE)	101,481	101,070	93,734	88,325	87,393
Add: Current realized derivative gain (loss)	(4,486)	(4,895)	(5,005)	(5,175)	(5,652)
Adjusted interest income (FTE)	$96,995	$96,175	$88,729	$83,150	$81,741

Average non ASC 310-30 loans	$8,515,947	$8,477,214	$7,903,860	$7,371,600	$7,193,143
Yield (FTE) *	4.73%	4.74%	4.77%	4.82%	4.83%
Adjusted yield (FTE) **	4.52%	4.51%	4.52%	4.54%	4.52%

* Calculated as interest income (FTE) divided by average loans. Annualized for partial-year periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for partial-year periods.

Efficiency ratio:
Total revenue - GAAP	$112,549	$114,025	$100,749	$95,339	$94,601
Add: Tax equivalent adjustment	2,142	2,012	1,905	1,791	1,826
Total revenue (FTE)	$114,691	$116,037	$102,654	$97,130	$96,427

Noninterest expense	$52,537	$57,342	$61,222	$44,855	$44,220
Less: Amortization of intangible assets	839	1,024	822	708	709
Tangible noninterest expense	$51,698	$56,318	$60,400	$44,147	$43,511
Efficiency ratio *	45.1%	48.5%	58.8%	45.5%	45.1%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)

	At or for the three months ended:
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(dollars in thousands except share and per share amounts)
Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,678,638	$1,663,391	$1,640,511	$1,509,202	$1,475,516
Less: Goodwill and other intangible assets	749,916	750,755	751,217	703,508	704,217
Tangible common equity	$928,722	$912,636	$889,294	$805,694	$771,299

Total assets	$11,422,617	$11,531,180	$11,453,222	$9,942,295	$9,957,215
Less: Goodwill and other intangible assets	749,916	750,755	751,217	703,508	704,217
Tangible assets	$10,672,701	$10,780,425	$10,702,005	$9,238,787	$9,252,998
Tangible common equity to tangible assets	8.7%	8.5%	8.3%	8.7%	8.3%

Tangible book value per share:
Total stockholders' equity	$1,678,638	$1,663,391	$1,640,511	$1,509,202	$1,475,516
Less: Goodwill and other intangible assets	749,916	750,755	751,217	703,508	704,217
Tangible common equity	$928,722	$912,636	$889,294	$805,694	$771,299

Common shares outstanding	58,755,989	58,693,304	58,693,499	55,245,177	55,244,569
Book value per share - GAAP	$28.57	$28.34	$27.95	$27.32	$26.71
Tangible book value per share	$15.81	$15.55	$15.15	$14.58	$13.96

GREAT WESTERN BANCORP, INC.
Media Contact:
Ann Nachtigal, 605-988-9217
ann.nachtigal@greatwesternbank.com
Investor Relations Contact:
David Hinderaker, 605-988-9253
david.hinderaker@greatwesternbank.com